Exhibit 1.2

GRUPO RADIO CENTRO, S.A.B. DE C.V.

CLAUSES

TITLE FIRST

INCORPORATION

FIRST.    This is a listed Company with variable capital (“Sociedad Anónima Bursátil de Capital Variable”) to be governed by these by-laws and in everything not provided for hereby, by the General Law of Commercial Companies and the applicable provisions of Securities Market Law.

TITLE SECOND

CORPORATE NAME; CORPORATE DOMICILE, CORPORATE TERM

AND CORPORATE PURPOSE

SECOND.       The Company is called “Grupo Radio Centro,” which name shall always be followed by the words “Sociedad Anónima Bursátil de Capital Variable” or the initials “S.A.B. de C.V.”

THIRD.           The corporate domicile of the Company shall be Mexico City, Federal District.  The Company may establish offices, agencies, establishments or branch offices anywhere in the United Mexican States or abroad, or submit to contractual domiciles, this not being understood as a change of domicile.

FOURTH.       The term of the Company shall be indefinite.

FIFTH.            The corporate purpose of the Company shall be:

(a)    To acquire, possess, subscribe, exhibit, dispose of or in any other manner whatsoever to carry out acts of commerce related to shares, corporate participations and participations in commercial companies and civil corporations and partnerships, incorporated according to Mexican or foreign laws, either at the time of their incorporation or thereafter;

(b)   To render advisory, consulting and technical assistance services in accounting, mercantile, financial, fiscal, legal or administrative areas to those companies of which it is a shareholder or to third parties, to commerce advertising services through communications media, as well as to represent and act as agent of all kinds of associations, civil or commercial companies, service provider companies, industrial or commercial companies and, in general, any individuals and corporations whether Mexican or foreign;

(c)    To register trademarks, trade names, copyrights, patents, invention certificates, to acquire or sale invention, all kind of industrial or intellectual property rights, as well as to receive or grant licenses or authorizations in order to use and exploit all kinds of industrial or intellectual property rights;

(d)   To contract direct or contingent liabilities; obtain or grant loans, granting and receiving specific guarantees, to issue shares, stock-market certificates, securities or other kind of negotiable instruments pursuant the terms set forth under articles fifty-three (53), fifty-six (56), sixty-one (61) and sixty-five (65) of Securities Market Law; to grant and contract bonds and to guarantee in any manner whatsoever its own or third parties obligations;

(e)    To draw, endorse, issue, subscribe, guarantee, accept or in any other manner to negotiate with negotiable instruments and to carry out credit operations;

(f)     To place its own shares in Mexican or foreign stock markets, prior authorization granted thereto by competent authorities, including in foreign stock markets or quotation systems;

(g)   To acquire shares representing its capital stock or securities that represent said shares, in accordance with the provisions set forth under article fifty-six (56) of Securities Market Law;

(h)   To acquire the property of, give or take in lease or carry out any acts of commerce under any other legal title, all kinds of real estate and personal property, as well as real rights thereon, which may be necessary or convenient to attain its corporate purpose or the corporate purpose of those companies on which this Company has a shareholding;

(i)     Execute all kind of transactions with national or foreign brokerage firms, insurance companies, bond companies, development funds, auxiliary credit institutions or any other kind of financial institution;

(j)     To issue, execute, guarantee, discount, transfer or negotiate in any manner allowed pursuant Mexican or foreign laws, all kind of negotiable instruments, securities, contracts, agreements, invoices, receipts, counter-receipts or any other kind of documents through which it is thereby evidenced the property, possession, ownership, use, usufruct, beneficiary, lease, sublease or any other legal act regarding real estate or personal property, tangible or intangible;

(k)    To contract, subcontract similar companies or individuals to carry out the purposes of the Company;

(l)     In general, to perform and execute all acts, agreements and operations related or connected thereto, that may be necessary or convenient to attain its corporate purpose, within the limits and pursuant the conditions set forth under Mexican law.

TITLE THIRD

NATIONALITY OF THE COMPANY AND FOREIGN INVESTORS

SIXTH.  (a) The Company is a Mexican Company.  The Company shall not admit, either directly or indirectly as partners or shareholders any foreign investors or companies without foreigners-exclusion clause, nor shall it acknowledge any partners’ or shareholders’ rights to the same investors and companies.  This limitation shall not apply shall the Company obtain express authorization of the competent authorities to receive investment deemed as neutral according to legal provisions or rulings that may be applicable or according to the provisions of sections (c), (d) and (e) of this clause.

(b)   The acts, agreements or corporate and by-laws commitments declared void by the Ministry of Economy that contravene provisions set forth under the Foreign Investment Law and its Regulations, shall not have any legal effect among the parties nor may the same be effective before third parties.

(c)    In the event that any foreign shareholder acquires shares in accordance with paragraphs (d) and (e) of this clause, he formally binds himself hereby before the Ministry of Foreign Affairs to be considered as Mexican regarding the shares he may acquire or which he may hold, as well as regarding the assets, rights, concessions, participations or interest held by the Company or regarding all rights and obligations derived from the agreements in which the Company is a party thereto with Mexican authorities and refuses to invoke the protection of his government, under the penalty, in case of not honoring his commitment, to forfeit the shares he had acquired in favor of the Mexican Nation.

(d)   According to the provisions of articles twenty-two (22) of the Foreign Investment Law and articles twenty-four (24) and twenty-five (25) of the Regulations of the Foreign Investment Law and of the National Registry of Foreign Investment, international development financial companies may acquire Series “A” shares.

Shares of limited vote and other limited corporate rights acquired pursuant to provisions of articles eighteen (18), nineteen (19) and twenty (20) of the Foreign Investment Law and articles twenty-two (22) and twenty-three (23) of the Regulations of the Foreign Investment Law and of the National Registry of Foreign Investment, as well as Series “A” shares acquired by those companies referred to under section (d) above, shall be considered as “neutral investment,” which shall not be computed for the purpose of determining the amount and proportion of the participation of foreign investors in the capital stock of the Company.

TITLE FOURTH

CAPITAL STOCK, SHARES AND SHAREHOLDERS

SEVENTH.     The capital stock of the Company is variable.

(a)     The capital stock shall be represented by Series “A” shares divided in two types of shares; Type I to represent shares regarding the minimum fixed part of capital stock and Type II to represent shares of the variable capital stock

(b)    The capital stock of the Company is variable. The fixed minimum capital stock without withdrawal rights amounts to Ps.1,611,620,660.00 (ONE THOUSAND SIX HUNDRED ELEVEN MILLION SIX HUNDRED TWENTY THOUSAND SIX HUNDRED SIXTY PESOS 00/100, LAWFUL CURRENCY OF THE UNITED MEXICAN STATES).

(c)     Variable part of the capital stock shall be unlimited and shall be represented by Series “A” ordinary shares, Type II, nominative and without par value thereto.

(d)   All ordinary shares shall grant their holders the same rights and shall impose the same obligations. However, the general extraordinary shareholders meeting may agree to issue shares with no right to vote or with unlimited other corporate rights, in accordance with the terms provided under article fifty-four (54) of Securities Market Law.

(e)    Capital Stock shall be represented by Series “A” shares and other special series shares that may be issued by the Company with prior authorization granted by the corresponding authorities, especially by the Ministry of Economy and the National Banking and Securities Commission.

(f)    In the event that the shares of the Company are listed on a stock exchange, either directly or through any other securities representing them, the right to withdrawal shall be subject to the provisions of paragraph (j) of clause Eighth hereof. In accordance with article fifty (50) of Securities Market Law, shareholders of the variable capital stock shall not have the right to withdrawal provided under article two hundred and twenty (220) of the General Law of Commercial Companies.

(g)   Series “A” shares are registered, common or ordinary, without expression of any par value and may only be held by:  (i) Mexican individuals, (ii) Mexican corporations whose corporate by-laws include a foreigners-exclusion clause, and of which only Mexican individuals and corporations whose corporate by-laws contain the foreigners-exclusion clause and so on can be shareholders; (iii) Mexican credit and bonding institutions, financial factoring companies and Mexican investment companies with foreigners-exclusion clause; (iv) credit institutions as trustees in trusts set up to establish purchase option plans for employees of this Company and its subsidiaries; (v) credit institutions in their capacity as trustees under the terms of the Foreign Investment Law and its Regulations; and (vi) international development financial companies according to provisions set forth under the Foreign Investment Law and its Regulations.

(h)   Companies in which this Company holds the majority of shares or corporate participations or that shall be considered as subsidiaries of this Company, must not, directly or indirectly, invest in shares of this Company nor of any other company which is a majority shareholder of this Company that is considered as its subsidiary, or without being so they know it is a shareholder of this Company. The abovementioned prohibition shall not be applicable to acquisitions carried out through investment companies.

(i)     In accordance with article fifty-four (54) of the Securities Market Law, the Company may request to the National Banking and Securities Commission the corresponding authorization to issue shares different from ordinary shares as long as shares with limited, restricted or without voting rights, including the ones provided under articles one hundred and twelve (112) and one hundred and thirteen (113) of the General Law of Commercial Companies do not exceed twenty-five percent (25%) of the total paid-in capital stock.

EIGHTH.        Shares shall be subject to the following provisions:

(a)    Within their respective series and class, each share shall grant same rights and obligations to its holders.

(b)         Shares without voting rights as well as shares with limited voting rights that the Company issues under the terms of the second paragraph of article fifty-four (54) of the Securities Market Law shall have the rights provided under the corresponding issuance.

(c)         Each share may only be represented by one person and grants the right to one vote at the meetings its holders are entitled to attend to.

(d)         Shares paid in kind shall remain deposited with the Company for a two (2) year period, in accordance with the provisions of article one hundred and forty-one (141) of the General Law of Commercial Companies.

(e)         Shares representing minimum or fixed capital stock may only be issued or withdrawn through resolution of a general extraordinary shareholders meeting and the respective amendment to these corporate by-laws, except for share cancellations and issuances derived from the Company’s rebuy of its own shares, in which case the provisions set forth under Clause Eighteenth, paragraph (n) of these by-laws shall apply.

(f)          Shares representing variable capital stock, within the maximum authorized thereto, issued and paid-in through new contributions in cash or in kind, or issued and paid-in through capitalization of profits or surplus derived from the revaluation of assets, shall be issued through a resolution by the general ordinary shareholders meeting. The corresponding minutes must be formalized before a notary public and no registry or filing shall be required thereto in order for the same to be valid.

(g)         Whenever an increase in the capital stock is resolved, the general extraordinary or ordinary shareholders meeting, as the case may be, resolving thereon, shall determine the terms and conditions according to which such increase in the capital stock must be carried out.

(h)         Any increase or decrease in the capital stock must be registered in the variable capital book carried for such purpose by the secretary of the Company.

(i)          New shares may not be issued unless previously issued shares have been totally paid in.

(j)          The right to withdrawal, in addition to being subject to the provisions of articles two hundred and twenty (220) and two hundred and twenty-one (221) of the General Law of Commercial Companies, shall be subject to the following:

(i)	The corresponding reimbursement shall be paid according to the lowest value of the two following values:

(A)           Ninety-five percent (95%) of the quotation value on the Stock Exchange, obtained from the average price taking into account the volume of the transactions carried out during the last thirty (30) days during which the shares of the issuing Company had been negotiated, prior to the date on which the withdrawal must become effective during a period that shall not exceed six (6) months, or else,

(B)           The book value of the shares in accordance with the financial statements corresponding to the end of the fiscal year immediately preceding that on which the separation must become effective, previously approved by the general ordinary shareholders meeting.

In the event that the period in which the shares were traded previously mentioned on the preceding paragraph is less than thirty (30) days, the actual number of days in which the shares were traded will be taken into account. If the shares are not traded within such period, the book value of the shares will be used.

(ii)
The payment of the reimbursement shall be due to the Company as of the date following the date in which the general ordinary shareholders meeting was held that approved the financial statements corresponding to the fiscal year on which the withdrawal must become effective.

The right to withdraw may not be exercised when the same implies a decrease in the capital stock to an amount lower than the minimum established.  In the event that the Company receives notification from the shareholders in connection with the exercise of the right to withdrawal which in the aggregate would reduce the minimum capital stock to an amount lower than the one provided for in these corporate by-laws, the Company shall accept the request of withdrawal right in the order in which the notifications of the exercise of the withdrawal right were submitted to the Company.

In the event that the Company receives notifications of shareholders who wish to exercise their withdrawal rights simultaneously and the exercise of such right, in the aggregated, amounts to more than the variable capital stock, the Company shall accept and take care of the notifications proportionally to the number of shares each shareholder exercising the mentioned right holds.

(k)         For the redemption of shares with distributable profits, the provisions of article one hundred and thirty-six (136) of the General Law of Commercial Companies shall be applicable.  Redemption may be carried out, at the election of the general extraordinary meeting:

(i)	Through the acquisition of the corresponding shares in a public purchase offer made through a stock exchange, at the price and according to the method determined by the meeting itself, or

(ii)
proportionally among all shareholders, so that, after the redemption is carried out, the shareholders maintain the same percentages they had in the capital stock before such redemption.  Redeemed shares shall be annulled and the provisional share certificates representing them must be canceled.

(l)         If the value of redeemed shares is not collected by their holders within the year following the date in which they have been informed thereof, the respective amounts shall be forfeited to the benefit of the Company.

(m)        The capital stock may be reduced: (i) to absorb losses, (ii) by reimbursement to shareholders, (iii) by release granted to the shareholders of payments not carried out, (iv) by the exercise of right to withdraw contributions, and (v) by the Company’s rebuy of its own shares pursuant to Clause Eighteenth, paragraph (n) of these by-laws and in accordance with terms provided under article fifty-six (56) of Securities Market Law, in which case the same shall be converted into shares which have not been subscribed to be held by the Company’s treasury with no need of any agreement of the shareholders meeting thereto.

(n)         Decreases in the capital to absorb losses or to reimburse shareholders shall be firstly made from the variable capital stock and just in the event the same fails to be enough, from the fixed minimum capital stock.

In any event, the decrease shall be made proportionally among all series of shares, without the need to cancel the respective shares, as the same have no par value thereto.

TITLE FIFTH

PREFERENTIAL RIGHTS OF THE SHAREHOLDERS

NINTH.  (a)  (i) Except for the issuance of shares made according to article fifty-three (53) of the Securities Market Law, and those issuances performed by virtue of the Company’s resale of shares acquired pursuant to clause eighteenth, paragraph (n) of these by-laws, each shareholder shall have the preferential right to subscribe and acquire shares of the Company issued regarding any increase in its capital stock, in the proportion of the number of shares held by such shareholder of a series with regard to the total number of shares issued and subscribed of such series prior to the increase.  This right may be exercised for a term not shorter than fifteen (15) calendar days; and (ii) in the event that there are any unsubscribed shares, these shall be offered for sale by the Board of Directors of the Company to third parties if the meeting which resolved on their issuance did not resolve otherwise, and if such shares are not subscribed by third parties within ninety (90) calendar days thereafter, then they shall be canceled and the capital stock shall be decreased in an amount equal to the amount represented by the shares so canceled, unless the Board of Directors of the Company or the respective meeting determines that such shares shall remain at the treasury of the Company.

(b)         For the purpose of computing the fifteen (15) calendar day term referred to in the preceding paragraph, the day following the date on which the resolution of the capital increase is published in the Official Gazette of the Federation or in one of the diaries with major circulation at the corporate domicile of the Company shall be taken into consideration.

(c)         According to the provisions of the second paragraph of article two hundred and sixteen (216) of the General Law of Commercial Companies, the general ordinary shareholders meeting may decree the issuance of unsubscribed shares to be kept at the treasury of the Company and in such event, the shares kept at the treasury of the Company shall be made outstanding and withdrawn according to the instructions of the Board of Directors of the Company, if not made by the meeting resolving on their issuance, honoring the preferential right of the shareholders and the other terms and conditions provided for in this clause Ninth, exception made of those issues made according to the following paragraph, where the provisions of such paragraph shall prevail.

(d)         The general extraordinary shareholders meeting may resolve the issuance of unsubscribed shares to be kept at the treasury of the Company to be placed among public investors, according to the provisions of article fifty-three (53) of Securities Market Law, prior to express authorization granted thereto by the National Banking and Securities Commission and in accordance with the following provisions:

(i)
At the extraordinary shareholders meeting resolving the issuance of unsubscribed shares, express waiver to the preferential right referred to in article one hundred and thirty-two (132) of the General Law of Commercial Companies must be made;

(ii)
If there is quorum, under the terms of paragraph (o) of clause Thirtieth-Fifth of these by-laws, the resolution shall become fully effective, even for those shareholders who had not attended the meeting, for which reason the Company shall be free to place the shares among the public, without making the publication referred to in article one hundred and thirty two (132) of the General Law of Commercial Companies;

(iii)
When a minority representing at least twenty-five percent (25%) of the paid-in capital stock, votes against the issuance of unsubscribed shares according to the provisions hereof, such issuance may not be carried out;

(iv)
In the call summoning the extraordinary meeting, it must be expressly noted that the meeting is for the purposes mentioned in this paragraph (d), especially mentioning the provisions of subsections (ii) and (iii) above;

(v)
Any shareholder voting against the resolutions of the meeting shall be entitled to demand that the Company place his shares at the same price as the shares that are subject matter of the issuance are being offered to the public.  The Company shall have the obligation to place first the shares belonging to the disagreeing shareholders; and

(vi)	The National Banking and Securities Commission shall be authorized to attend these meetings in order to supervise the compliance with requirements regarding the issue of shares.

TENTH.         In accordance with article fifty (50) of Securities Market Law, all shareholders who own shares with the right to vote, even if said right is limited or restricted, that individually or jointly hold ten percent of the Company’s capital stock shall have the right to:

I.           Appoint and revoke on a general shareholders meeting a member of the Board of Directors. Said appointment may only be revoked by the other shareholders when the appointment of all other directors is also being revoked, in which case the persons being substituted may not be appointed with such character during the following twelve months computed from the date of the revocation.

II.          Require the Chairman of the Board of Directors or of the Committees to carry out the functions regarding corporate and audit practices referred to under the Securities Market Law, at any moment, to call a general shareholders meeting without applying thereto the percentage set forth under article one hundred eighty-four (184) of the General Law of Commercial Companies.

III.        To request to adjourn for one time only, for three calendar days and with out the necessity of carrying out a new call thereto, the vote on any matter which they do not consider themselves sufficiently informed on, without applying the percentage set forth under article one hundred and ninety-nine (199) of the General Law of Commercial Companies.

The owners of shares with right to vote, even if said right is limited or restricted, who individually or jointly hold twenty percent (20%) or more of the capital stock, may legally oppose the resolutions of the general shareholders’ meeting which they have the right to vote on, without applying thereto the percentage set forth under article two hundred and one (201) of the General Law of Commercial Companies.

TITLE SIXTH

DEFINITIVE SHARE CERTIFICATES, PROVISIONAL SHARE

CERTIFICATES AND REGISTRY OF SHARES

ELEVENTH.   Shares shall be covered by definitive share certificates but provisional share certificates may be issued thereto until definitive share certificates are issued.  Provisional share certificates must be exchanged by definitive share certificates during the period of time provided for under General Law of Commercial Companies.  Provisional share certificates and definitive share certificates shall be progressively numbered and shall contain the information required by articles one hundred and eleven (111), one hundred and twenty-five (125), one hundred and twenty-seven (127) and all other relative articles of the General Law of Commercial Companies, as well as the full text of clause Sixth of these by-laws.

Multiple share certificates may also be issued according to the provisions of article two hundred and eighty-two (282) of the Securities Market Law, in which event they shall not need to state the name of the holder nor his domicile and nationality.

TWELFTH.    Provisional share certificates or definitive share certificates may cover one or several shares and shall be signed by two members of the Board of Directors, whose signatures may be printed in facsimile, under the terms of the provisions set forth on section (VIII) of article one hundred and twenty-five (125) of the General Law of Commercial Companies, in which event, the original signatures of those directors must be deposited at the Public Registry of Commerce corresponding to the corporate domicile of the Company.

THIRTEENTH.  The Company shall carry a registry of shares evidencing all issues of shares and the name, domicile, and nationality of the holders thereof and whether such shares have been fully or partially paid, payments made, all transfers thereof and any liens existing on such shares.  In the event of shares deposited before any institution for the deposit of securities, the transfer and registry thereof shall be made in accordance with the provisions of the Securities Market Law.  This registry shall be carried out by the secretary of the Company, unless the Board of Directors appoints a different person thereto.

Any transfer of shares or liens thereon shall be effective, regarding the Company, as of the date on which such transfer or lien, as the case may be, has been registered in the registry of shares of the Company, with the exception of the assumptions referred to in articles two hundred and four (204) and two hundred eighty (280) section seventh (VII) of the Securities Market Law.

The registry of shares shall be formed with certificates referred to in article two hundred ninety (290) of Securities Market Law, complemented with the lists referred to in such article.

TITLE SEVENTH

BOARD OF DIRECTORS, AUDIT COMMITTEE

CORPORATE PRACTICES COMMITTEE, EXECUTIVE COMMITTEE,

SURVEILLANCE OF THE COMPANY, CHIEF EXECUTIVE OFFICER

FOURTEENTH.  (a) The management and representation of the Company shall be vested in the Board of Directors and a Chief Executive Officer. The Board of Directors shall be formed by a minimum of seven (7) and a maximum of twenty-one (21) regular directors and their respective alternates, of which at least twenty-five percent (25%) must be independent directors.

Furthermore, the Board of Directors shall appoint a secretary who shall not be part of said corporate body, and who shall be subject to the obligations and responsibilities set forth under these by-laws and the Securities Market Law.

(b)         An alternate director may be appointed for each regular director; this alternate director shall act on behalf of the respective regular director for whom he was appointed in his temporary or definitive absences, in the understanding that the alternate director of the independent directors must also be independent directors.

In no event whatsoever the persons who may have acted as external auditor of the Company or of any entity that is part of the corporate group or consortium to which the same belongs, may be appointed as director during the first immediately preceding year computed from the date of said appointment.

(c)         Independent directors are those persons that (i) are not executive officers or employees of the Company or of the entities that are part of the corporate group or consortium to which the same belongs, as well as the examiner. The abovementioned limitation shall apply to those individuals who have acted in such offices during the preceding twelve months computed from the date of the corresponding appointment; (ii) individuals who have a significant influence or a de facto authority in the Company or in any of the entities that are part of the corporate group or consortium to which the same belongs; (iii) shareholders that are part of the group of persons that hold control of the Company; (iv) clients, service suppliers, suppliers, debtors, creditors, partners, directors or employees of a Company that is an important client, service supplier, supplier, debtor or creditor. It shall be considered that a client, service supplier or supplier is important when the sales of the Company represent more than ten percent of the total sales of the client, service supplier or supplier, during a period of twelve months preceding the date of the appointment. Furthermore, it shall be considered that a debtor or creditor is important when the amount of the credit exceeds fifteen percent (15%) of the assets of the same Company or its counterpart. (v) Persons who are related in virtue of a blood relationship, affinity or civil relationship up to the fourth grade, as well as spouses, concubines of any of the individuals referred to in paragraphs I to IV of this item (c).

Independent directors who during their charge stop having said characteristic shall notify to the Board of Directors no later than at the following meeting held by said body.

Terms provided under article twenty-six (26) of Securities Market Law shall be considered as a reference.

(d)         The appointment or election of members of the Board of Directors corresponding to Series “A” shareholders shall be made by the general ordinary shareholders’ meeting, by majority vote, provided, however, that the minority shareholder or shareholders representing at least ten percent (10%) of the paid-up capital stock of the Company, exclusively represented by Series “A” shares, shall be entitled to appoint a regular director and his respective alternate in the respective general ordinary shareholders’ meeting.  To calculate the majority of votes referred to in this paragraph, the votes of minority shareholders who have made use of the mentioned right shall not be computed.

FIFTEENTH.  (a) Members of the Board of Directors, either regular or alternate, may be shareholders or persons alien to the Company.

(b)         Regular and alternate directors may be Mexican or foreign, but the majority of directors must be Mexican.

(c)         The directors shall continue holding their office even though the period for their office has concluded or they have resigned to the same thereto, for up to a period of thirty calendar days, shall the person appointed to substitute them fails to be appointed thereto or when the same does not take office, without being subject to the terms provided under article one hundred fifty-four (154) of the General Law for Commercial Companies.

The Board of Directors may appoint provisional directors, without any intervention by the shareholders’ meeting, when any of the events set forth under the preceding paragraph or under article one hundred fifty-five (155) of the General Law of Commercial Companies occurs. The shareholders’ meeting of the Company shall ratify said designations or it shall appoint substitute directors on the following meeting after the occurrence of said event, without affecting the terms set forth under article fifty (50), paragraph I of the Securities Market Law.

(d)         The general ordinary shareholders’ meeting shall determine the remunerations to be received by the directors.

(e)         Only in the event that it is so required by the general ordinary shareholders’ meeting as a guarantee of their management, regular and alternate members of the Board of Directors, members of the Executive Committee, Audit Committee and of the Corporate Practices Committee, the Chief Executive Officer of the Company, the area directors, the managers and those other officers of the Company, shall deposit at the treasury of the Company the amount in Mexican currency that is determined by such meeting, or shall obtain a bond in such amount issued in favor of the Company by an authorized bonding institution once they take possession of their offices.  The deposit or bond may not be withdrawn until the position of the respective director or directors had been approved by the general ordinary shareholders’ meeting of the Company.  Regarding the officers of the Company, the deposit or bond shall continue until they are released from their positions and their management has been approved.

(f)          Members of the Board of Directors, and if applicable, the secretary of the Board, in the execution of their office shall act diligently and loyally pursuant the terms provided under the Securities Market Law.

SIXTEENTH.  (a) The shareholders’ meeting, when appointing the members of the Board of Directors, or the Board itself during the first meeting immediately following the meeting which had appointed it, shall appoint a person to hold the position of Chairman.  Likewise, at such meeting the persons holding other offices of the Board of Directors shall be appointed thereto.

Members of the Board of Directors shall not be liable in virtue of their office for any personal obligation before whoever contracts them with the Company and shall only be liable before the Company for the faithful execution of their office in accordance with provisions set forth herein without prejudice of any responsibilities in which they may incur in virtue of any violation to applicable laws.

(b)         The Chairman of the Board of Directors shall preside over the general shareholders meetings and the Board of Directors meeting, performing the agreements or resolutions thereof, without the need of any special resolution, without the above meaning that the general shareholders’ meeting or the Board of Directors being limited should they need to appoint other persons to perform the respective agreements or resolutions in specific cases.

SEVENTEENTH.  (a) A meeting of the Board of Directors shall be considered validly convened with the attendance of the majority of its directors and the resolutions shall be valid whenever they are resolved by majority of the directors who attended the meeting except in the cases mentioned in paragraph (s) of clause Eighteenth of these by-laws.  In the event of a tie, the Chairman shall have deciding vote.

A minute must be issued regarding each meeting of the Board of Directors, which shall be registered at the corresponding minutes book and shall be signed by the Chairman and the secretary.

(b)         The Board of Directors of the Company may meet at least four (4) times during each fiscal year or as may times as considered necessary by the Chairman of the Board of Directors or of the Committees that carry out the functions of corporate practices or audit referred to under the Securities Market Law, or at least twenty-five percent (25%) of the members of the Board of Directors who for such purposes shall be entitled to call for a Board of Directors meeting and include in the agenda the issues they deemed convenient.

(c)         Calls for the Board of Directors meetings must be sent to the regular members of the Board of Directors and their respective alternates, by electronic mail with receipt confirmation, or any other means that may provide evidence of its reception by the person who has to receive the same thereto, to the last address the same has registered before the Company, with at least five (5) business days prior to the date of the meeting.  The respective call must contain the date, place, time and agenda for the respective meeting.  Resolutions taken out of the Board of Directors meeting by unanimous vote of the members shall have, for all legal effects, the same validity as if adopted in a Board of Directors meeting, provided they are confirmed in writing. The document evidencing writing confirmation thereto shall be sent to the secretary of the Company, who will register the corresponding resolutions in the corresponding minute book. Or if quorum exists, without prior call when each of the absent members of the Board of Directors have signed a waive  of its right to receive call, being applicable the provisions of the third paragraph of article one hundred and forty-three (143) of the General Law of Commercial Companies.

External auditor of the Company may be called to the Board of Directors meetings acting as a guest with voice but no vote, and being obliged to abstain himself regarding those matters of the agenda in which he has any conflict of interest or which could compromise his independence.

(d)         The meetings of the Board of Directors shall be held at the corporate domicile of the Company or anywhere else in the United Mexican States or abroad as determined by the Board of Directors itself.

(e)         The Board of Directors must present to the shareholders meeting the reports issued by the Audit Committee.

EIGHTEENTH.  The Board of Directors shall have the legal representation of the Company and may carry out all operations inherent to the corporate purpose of this Company and those not reserved to another body by reason of this instrument or by law. The authorities that the Board of Directors of the Company shall enjoy include but are not limited to the following authorities:

(a)         General power of attorney for lawsuits and collections with all general and special authorities requiring a special clause in accordance with the law, under the terms of the first paragraph of article two thousand five hundred and fifty-four (2554) of the Civil Code for the Federal District and its correlative articles in the Civil Codes for the other entities where the power of attorney is exercised, including the authority to withdraw from protection proceedings, pursue it throughout its terms and withdraw therefrom; file remedies against interlocutory and definitive decrees; consent the favorable ones and ask for the issuance and revocation of powers-of-attorney, answer claims filed against the principal; make and file complaints, denunciations or accusations and assist the Public Prosecutor in criminal processes, the Company being able to become the civil party in such processes and grant pardons when in its opinion the case so deserves it; acknowledge, sign documents and impugn as false those submitted by the counterparty, submit witness, see the witness of the counterparty, examine and cross-examine them, make and answer questions in court, settle, submit to arbitration, challenge magistrates, judges and all other judicial officers, without cause, with cause, or under protest of the law, as well as to appoint experts.

Neither any director nor the Chairman of the Board of Directors nor the Chief Executive Officer of the Company shall be entitled to reply to interrogatories, for which reason they are prevented from making and answering questions in court in any lawsuit or proceeding in which the Company is a party.  The abovementioned authorities shall exclusively correspond to the attorneys-in-fact of the Company who had been granted these authorities expressly.

(b)         General power of attorney to manage the business and corporate assets under the widest terms in accordance with the provisions of the second paragraph of article two thousand five hundred and fifty-four (2554) of the Civil Code for the Federal District and its correlative articles in the Civil Codes for the entities on which the power of attorney is exercised, accordingly, the Board of Directors is vested with the widest authorities to manage all business related to the corporate purpose of the Company.

(c)         General power of attorney to exercise acts of ownership in accordance with the provisions of the third paragraph of article two thousand five hundred and fifty-four (2554) of the Civil Code for the Federal District and its correlative articles in the Civil Codes for the entities on which the power of attorney is exercised.  Powers-of-attorney for acts of ownership must be exercised jointly by at least two (2) attorneys-in-fact, with the modalities determined by the Board of Directors.

(d)         The Board of Directors shall enjoy the authorities of a general attorney-in-fact by the delegation of the legal representation of the principal Company, to represent the same in labor lawsuits or proceedings under the terms and for the purposes referred to in articles eleven (11), forty-six (46), forty-seven (47), one hundred and thirty-four (134), section three (iii), five hundred and twenty-three (523), six hundred and ninety-two (692) section (ii) and (iii), six hundred and ninety-four (694), six hundred and ninety-five (695), seven hundred and eighty-six (786), seven hundred and eighty-seven (787), eight hundred and seventy-three (873), eight hundred and seventy-four (874), eight hundred and seventy-six (876), eight hundred and seventy-eight (878), eight hundred and eighty (880), eight hundred and eighty-three (883), eight hundred and eighty-four (884), and eight hundred and ninety-nine (899), in connection with the provisions of chapters Twelve (XII) and Seventeen (XVII), of title Fourteen (14), all of them of the Federal Labor Law in force, with the attributions, obligations and rights regarding legal capacity referred to in such legal provisions.  Likewise, the labor representation is granted to it under the terms of article eleven (11) of the mentioned Federal Labor Law.  The power of attorney being granted, the legal representation being delegated and the employers representation being granted by means of this instrument shall be exercised by the Board of Directors with the following authorities which are mentioned as an enumeration but not as limitation:

(i)	To act before the unions with which collective labor agreements are executed and for all effects of collective conflicts;

(ii)	To act before workers personally considered and for all effects of individual conflicts and, in general, for all employer-employee matters;

(iii)	To appear before any labor authorities and social service authorities referred to in article five hundred and twenty-three (523) of the Federal Labor Law;

(iv)	To appear before Boards of Conciliation and Arbitration, either local or federal;

(v)
Accordingly, and on behalf of the Company, the Board of Directors may appear to labor lawsuits with all attributions and authorities mentioned in the sections (a) and (b) of this clause, as applicable and it will also have the employers representation of the Company for the purposes of article eleven (11), forty-six (46), and forty-seven (47) of the Federal Labor Law, as well as the legal representation of the Company for the purposes of evidencing the legal capacity of the Company in a lawsuit or out of it, under the terms of article six hundred and ninety-two (692) section two (II) and (III) of the mentioned law;

(vi)
To appear to interrogatories under the terms of articles seven hundred and eighty-seven (787) and seven hundred and eighty-eight (788) of the Federal Labor Law, with the authority to make and answer questions in court and deal with confessional evidence throughout the stages;

(vii)	To appoint contractual domiciles to receive notifications under the terms of article eight hundred and seventy-six (876) of the Federal Labor Law;

(viii)
To appear with sufficient legal representation to the hearing referred to in article eight hundred and seventy-three (873) of the Federal Labor Law in its three stages of conciliation, demand and object and offering and admission of evidence, under the terms of article eight hundred and seventy-five (875), eight hundred and seventy-six (876) sections first (I) and sixth (VI), eight hundred and seventy-seven (877), eight hundred and seventy-eight (878), eight hundred and seventy-nine (879) and eight hundred and eighty (880) of the Federal Labor Law;

(ix)	To appear to the hearing of the dealing of evidences, under the terms of articles eight hundred and seventy-three (873) and eight hundred and seventy-four (874) of the Federal Labor Law; and

(x)
To offer and accept conciliation arrangements, enter into transactions, take any kind of decisions, negotiate and execute labor, judicial or extrajudicial agreements; at the same time, it may act as representative of the Company as administrator regarding and for any kind of labor lawsuits or proceedings, individual or collective, being dealt with before any authority; it may execute labor agreements and rescind them, offer reinstatements, answer any kinds of demands, claims or summons.

Neither any director not the Chairman of the Board of Directors nor the Chief Executive Officer of the Company shall be entitled to answer interrogatories, for which reason they are prevented from making and answering questions in court in any lawsuit or proceeding on which the Company is a party.  These authorities shall exclusively correspond to the attorneys-in-fact of the Company to whom they have been expressly granted.

(e)         General power of attorney to draw, accept, endorse, negotiate, draw, guarantee, certify and in any other manner execute credit instruments on behalf of the Company, under the widest terms established by article nine (9) section one (I) of the General Law of Credit Instruments and Transactions.  The powers-of-attorney referred to in this section must be exercised jointly by at least two (2) attorneys-in-fact, with the modalities determined by the Board of Directors.

(f)         Authorities to open and cancel bank accounts, investment accounts and any other kind of accounts, as well as to make deposits and draw against such accounts through the person or persons determined by the Board of Directors itself.

(g)         Authority to appoint and remove the Chief Executive Officer of the Company and the lower hierarchical level officers, as well as to determine their authorities, powers, guarantees to be provided, working conditions and remunerations.

(h)         Authority to appoint and remove any other employees not mentioned in the above section, as well as any attorneys-in-fact and agents, with the authority to determine their powers, guarantees, working conditions or conditions for the rendering of services and remunerations.

(i)          Authority to grant general or special powers-of-attorney, where the authority of substitution may be granted, as well as to substitute or delegate their powers, always keeping the exercise thereof and revoke any other powers granted, substituted or delegated;

(j)          The Board of Directors, through its Chairman or regular or alternate secretary may call general ordinary and extraordinary shareholders meetings as well as special shareholders meetings in all events provided for by these by-laws or when considered convenient, as well as to fix the date, time and agenda for such meetings.

(k)         To carry out the resolutions adopted by any shareholders meeting of the Company, which shall be made through its Chairman, exception made that such authority is delegated to another director.

(l)          To establish offices, branches, establishments or agencies of the Company anywhere in the United Mexican States or abroad.

(m)        To place the shares of the Company which are not subscribed by the shareholders thereof under the terms of clause Ninth of these by-laws.

(n)         To resolve on the acquisition by the Company of shares representative of its capital stock under the terms of article fifty-six (56) of the Securities Market Law.

(o)         To determine the reason for which the voting right corresponding to the shares held by the Company must be exercised at any shareholders meetings on which this Company has a corporate participation.

(p)         Prior resolution of the corresponding meeting according to the type of shares in question, to establish plans for the option for the purchase of shares for employees of this Company or its subsidiaries, benefit funds, retirements, seniority premiums and any other fund with similar purposes, created directly or indirectly.

(q)         Authority to appoint and remove the external auditor or external auditors, with the understanding that the Board of Directors must have the favorable opinion of the Audit Committee to appoint said external auditor or external auditors.

(r)          The Board of Directors shall be responsible of the following matters:

I.           Establish general strategies in order to conduct the business of the Company and its controlled entities.

II.         Supervise the management and conduction of the Company and its controlled entities considering the importance these last ones represent on the financial, administrative and legal situation of the Company, as well as the performance of executive officers.

III.        Approve with prior opinion thereto of the corresponding Committee:

a)         Policies and provisions for the use or enjoyment of assets that are part of the Company’s property and of its controlled entities, by related persons.

b)         Transactions, each one individually, with related parties, that the Company or its controlled entities intend to execute.

Transactions mentioned below shall not require approval by the Board of Directors as long as the same comply with the policies and provisions approved thereto by the Board:

1.         Transactions that due to their amount fail to be relevant to the Company or its controlled entities.

2.         Transactions carried out between the Company and its controlled entities or in which the Company has a significant influence or among any of these, as long as:

i)          they correspond to the ordinary business of the entity;

ii)         they are considered as carried out at market prices or based on valuations carried out by external expert agents thereto.

3.         Transactions carried out with employees, as long as the same are carried out under the same conditions applicable to any client or as a result of labor benefits of general nature.

c)         Transactions that are executed, whether simultaneously or successively, that may be considered as one sole operation in virtue of their characteristics and that are intended to be carried out by the Company or its controlled entities, during one fiscal year, when the same are unusual or non-recurrent, or else, their amount represents based on the figures corresponding at the end of the immediately preceding quarter any of the following events:

1.         The acquisition or sale of assets with a value equal or greater to five percent of the consolidated assets of the Company.

2.         The granting of guarantees or acceptance of liabilities for a total amount equal or greater to five percent of the Company’s consolidated assets.

The abovementioned terms shall not be applicable to investments on debts securities or banking securities, as long as the same are carried out in accordance with policies approved thereto by the Board.

d)         The appointment, election and if applicable, destitution of the Chief Executive Officer of the Company and his total retribution as well as the policies for the appointment and total retribution of the other executive officers.

e)         Policies for granting loans, or any other type of credits or guarantees to persons related thereto.

f)         Waivers in order for a director, executive officer or person with a de facto authority may take advantage from business opportunities for himself or in favor of third parties, that correspond to the Company or to its controlled entities or in which the Company has a significant influence. Approvals for transactions whose amount is less than the amount mentioned under paragraph c) of this section, may be delegated to any of the Company’s Committees in charge of audit or corporate practices referred under the Securities Market Law.

g)         Policies regarding internal control and internal audit of the Company and of its controlled entities.

h)         Accounting policies of the Company, adjusting them to accounting principles recognized or issued by the Commission through provisions of general nature.

i)          Financial statements of the Company.

j)          Hiring by the Company that shall provide external audit services and, if applicable, of additional or complementary services regarding external audit services.

Whenever the resolutions of the Board of Directors fail to be in accordance with the opinions provided to the same by the corresponding Committee, said Committee shall instruct the Chief Executive Officer to disclose said circumstance to the public investor, through the stock market in which the shares of the Company are placed or the credit instruments representing the same, in accordance with the terms and conditions that said stock market sets forth under its internal regulation.

IV.        Submit before the general shareholders meeting held in virtue of the end of the fiscal year:

a)         Reports referred on article forty-three (43) of the Securities Market Law.

b)         Report of the Chief Executive Officer prepared in accordance with terms provided under article forty four, section eleventh (XI) of the Securities Market Law, along with the external auditor’s report thereto.

c)         The opinion of the Board of Directors regarding the content of the Chief Executive Officer’s report referred under the preceding paragraph.

d)         Report set forth under article one hundred seventy-two (172) paragraph b) of the General Law of Commercial Companies which shall include the main policies and accounting principles and information principles followed in order to prepare financial information.

e)         Report regarding the transactions and activities in which it has intervened in accordance with terms provided under the Securities Market Law.

V.         Follow up the main risks to which the Company and its controlled entities are exposed, identified pursuant the information submitted by the Committees, the Chief Executive Officer and the entity that provided external audit services, as well as to accounting systems, internal control and internal audit, registry, file or information, thereto, which may be carried out through the Committee entitled to exercise audit functions.

VI.         Approve information and communication policies with the shareholders and the market, as well as with directors and executive officers, in order to comply with provisions set forth under the Securities Market Law.

VII.       Determine the shares that may correspond in order to repair any nonconformity it may acknowledge and implant the corresponding corrective measures thereto.

VIII.      Set forth the terms and conditions to which the Chief Executive Officer shall be subject to in order to exercise his authorities regarding acts of domain.

IX.        Instruct the Chief Executive Officer to disclose to the public all relevant events he may have knowledge of. The abovementioned terms shall apply without affecting the Chief Executive Officer’s obligation referred under article forty-four (44) paragraph fifth (V) of the Securities Market Law.

X.         Independently and without affecting the authority that corresponds to the Board of Directors in accordance with Mexican law thereto, especially the Securities Market Law and related provisions, authority to grant or delegate in favor of the Audit Committee those authorities considered convenient or necessary in order to comply with the legal provisions applicable to the Company, as well as to determine upon which rules the Audit Committee shall execute said authorities, including the right to revoke or modify the same.

XI.        All others set forth under the Securities Market Law or provided under this by-laws.

The Board of Directors shall be responsible of supervising the compliance of agreements resolved by shareholders’ meetings, which may be carried out through the Committee that exercises audit functions.

(s)         (1) As provided under articles forty-eight (48) and ninety-five (95) of the Securities Market Law, and without prejudice of what is stipulated in clause Thirteenth of these by-laws and in fulfillment of the general rules applicable to the acquisition of securities that must be disclosed and to the public offers of purchase of securities, published in the Official Gazette of the Federation on April 25, 2002 (the “Rules”), as mentioned therein, the prior consent of at least two-thirds of the members of the Board of Directors shall be required, within a maximum term of three months and in accordance with the criteria established by the Board of Directors, for (i) any acquisition of “Shares” (as said term is defined below) that represent thirty percent (30%) or more of the capital stock of the Company, by one or more shareholders or individuals that pretend to be shareholders of the Company, including the persons that are defined in the Rules as “Acquiring Group” whether such acquisition is made by means of one or more simultaneous or successive transactions of any nature through or outside the securities market, directly or indirectly or through any third person; or (ii) for the case that several shareholders or third parties, including the persons defined in the Rules as (“Acquisition Group”), obtain the voting right over thirty percent (30%) or more of the capital stock of the Company through any mechanism or arrangement for the exercise of voting rights.

The term “Shares” shall include the “Securities with Voting Right,” as such term is defined in section IX of the rule First of the Rules.

(2)         The acquisition of Shares in the terms mentioned in paragraph (i) sub item (1) above, that has been previously authorized by at least two-thirds of the members of the Board of Directors at least or that is not made pursuant to the Rules, will not be registered in the stock registry book of the Company and, as a consequence thereof, the Company will not recognize said persons as shareholders, and therefore, such Shares shall not be entitled to vote at any shareholder meeting of the Company, nor its owner shall be able to exercise any of its corporate rights granted by the General Law of Commercial Companies or herein granted, including the right to appoint the members of the Board of Directors as it may correspond. Likewise, the adoption of any mechanism or arrangement to exercise voting rights that results in the obtainment of the right of vote in the terms of paragraph (ii) of sub item (1) above, that has not been previously authorized by at least two-thirds of the members of the Board of Directors shall not be recognized by the Company and the persons related thereto, shall not be able to exercise their corresponding voting rights through such mechanism or arrangement whether at any general shareholders meeting or Board of Directors meeting.

(3)         In the event that for any reason one or more persons mentioned under sub item (1) above, acquire Shares or obtain voting rights without the prior favorable consent of the Board of Directors as required in sub item (1) above, said person or persons shall unconditionally and irrevocably submit to the resolutions in such respect by the Board of Directors, which may include among others the following: (i) the sale by means of public offering of the acquired Shares, or (ii) the rescission of the acquisition of the Shares; or (iii) the purchase by means of public offering or directly when necessary, of all or part of the remaining Shares of the capital stock of the Company by this person or persons following for such effect the mechanisms established in the Sixth and Seventh rule of the Rules as such be the case, or (iv) the rejection of the mechanisms or corresponding arrangements to exercise  voting rights.

(4)         Independently and without prejudice of the foregoing, those persons referred to in sub item (1) above, that intend to carry out an acquisition of Shares or the adoption of any mechanisms or arrangement to exercise voting rights as mentioned in sub item (1) above, shall have to inform the Chairman and secretary of the Board of Directors of their intention (the latter being bound to immediately notify the situation to all other regular and alternate members of the Board of Directors) by means of written communication together with all the elements related to the proposed transaction, so that a call is made in the terms of these by-laws to a Board of Directors meeting to be held within the thirty (30) days following the date of receipt of the corresponding notice with the purpose of informing at such meeting about the above mentioned transaction and delivering all elements available in order for the members of the Board of Directors to review  them and adopt the corresponding resolution according to the terms of sub item (1) above.

In the event that the members of the Board of Directors so require, they shall invite the interested person or persons to a new special meeting in order to clarify the doubts that they may have or to request any additional information that may be required in order for the Board of Directors to have the necessary elements to take a resolution, in the understanding that the Board of Directors must adopt the corresponding resolution within the thirty (30) days following the date on which said Board of Directors has all the necessary elements for such effect. In order for the Board of Directors to resolve favorably any of these transactions which must be subject to the Rules, the respective person or persons must always request the favorable consent of the Board of Directors with respect to any additional acquisition of Shares, regardless of the percentage of the Shares or the adoption of any mechanism or arrangement to exercise voting rights different from the ones originally submitted, otherwise said transactions will not be recognized by the Company and the corresponding voting rights will not be able to be exercised at any general shareholders meetings or Board of Directors meetings.

The Board of Directors may analyze the respective transaction with the purpose of adopting the corresponding resolution using for such effect, without limitation, the following criteria: (i) the characteristics of the interested person or persons, such as its citizenship, moral and economic status, activities they engaged in, etc., (ii) the advantages or disadvantages that their participation will have for the Company considering, among others, the effects over the radio license, economic competition, etc., and (iii) their experience in the communications sector, in particular, radio and publicity.

(5)         All Acquisitions of Shares, or adoption of mechanisms or arrangements to exercise voting rights, by any shareholder or a third party, including those persons defined in the Rules as “Group of Acquirers,” that represent five (5%) or more of the capital stock of the Company in one or more transactions, must be notified within five (5) working days following its formalization to the Chairman and secretary of the Board of Directors (the latter being bound to notify immediately in this respect to all the other regular and alternate members of the Board of Directors) by means of a written communication which must made in accordance with the applicable provisions of the Rules in connection with disclosure of acquisition of securities, in order to be registered and, therefore acknowledged by the Company.

(t)          In general, to carry out all necessary or convenient acts to comply with the corporate purpose of the Company and which are not reserved to another body in accordance with these by-laws or with the law.

NINETEENTH.  The Board of Directors, in order to perform its obligations, shall have the support of one or more Committees established for such purpose. The Committee or the Committees that develop activities regarding corporate practices and audit shall include exclusively independent directors and a minimum of three members appointed by the Board, per proposal of the Chairman of said corporate body. Should the Company be controlled by one person of group of person who have fifty percent or more of the capital stock, the Committee of Corporate Practices shall be created, at least, mostly by independent directors as long as said circumstance is disclosed to the public.

Whenever for any reason the minimum number of members of the Audit Committee fails to be satisfied and the Board of Directors has not appointed provisional directors in accordance with the terms set forth under article twenty-four (24) of the Securities Market Law, any shareholder may request that the Chairman of said Board call, in a period of three calendar days, a general shareholders meeting in order for the same to resolve the corresponding appointment. Should the call fail to be provided in the corresponding period, any shareholder may request that the judicial authority of the Company’s corporate domicile, carry out said call. Should the meeting fail to be held or if properly held the appointment is not resolved thereto, the judicial authority of the Company’s corporate domicile, per request and proposal of any shareholder, shall appoint the corresponding directors, who shall exercise their office until the general shareholders meeting carries out the definitive appointment.

TWENTIETH.  Surveillance of the management, conduction and execution of the Company’s business and of its controlled entities, considering the relevance these last ones have on the financial, administrative and legal situation of the Company, shall be in charge of the Board of Directors through the Corporate Practices and Audit Committees, as well as through the Company that carries out the external audit of the Company, each one within the scope of their corresponding authorities, as set forth under the Securities Market Law.

This Company is not subject to the terms provided under article ninety-one (91) paragraph V of the General Law of Commercial Companies, nor shall articles one hundred sixty-four (164) to one hundred seventy-one (171), one hundred and seventy-two (172), last paragraph, one hundred and seventy-three (173) and one hundred and seventy-six (176) of said law shall applied thereto.

TWENTIETH-FIRST. The Corporate Practices and Audit Committees shall be in charge respectively of the development of the following activities:

I.         The Corporate Practices Committee shall have the following powers:

a)         Provide its opinion to the Board of Directors on the matters of their authority pursuant to the Securities Market Law.

b)         Request the opinion of independent experts in the cases it deems so convenient for the proper performance of the Committee or when the Securities Market Law or general provisions thereto so require.

c)         Call to shareholders meetings and include in the agenda the items they consider appropriate.

d)         To assist the Board of Directors in the preparation of the reports referred to in article twenty-eight (28) section four (IV) subsections d) and e) of the Securities Market Law.

e)         All others that the Securities Market Law sets forth or that are provided in the by-laws of the Company in accordance with the authority that the Securities Market Law grants thereto.

II.         The Audit Committee shall have the following powers:

a)	Provide its opinion to the Board of Directors on the matters of their authority pursuant to the Securities Market Law.

b)
Evaluate the performance of the entity that provides external audit services as well as analyze the certification, opinions, reports or information that is made and issued by the external auditor. To such effect, the Committee may request the presence of the auditor when deemed convenient, without prejudice that it shall meet with said auditor at least once a year.

c)
Discuss the financial statements of the Company with those individuals responsible for preparing and reviewing them and, based on such analysis, either recommend them or not for the approval of the Board of Directors.

d)	Inform the Board of Directors of the status of the internal control and internal audit system of the Company or of its subsidiaries including any irregularities found thereto.

e)
Prepare the opinion referred to in article twenty-eight (28) section four (IV), subsection c) of the Securities Market Law and submit it for the consideration by the Board of Directors for its further submission at the shareholders’ meeting based, among other things, on the certification made by the external auditor. Such opinion shall indicate at least:

1.	If the policies and accounting criteria and information followed by the Company are adequate and sufficient considering the circumstances of the same.

2.	If said policies and criteria have been consistently applied in the information submitted by the Chief Executive Officer.

3.	As a consequence of items 1 and 2 abovementioned, the information submitted by the Chief Executive Officer reasonably reflects the financial situation and the results of the Company.

f)	Assist the Board of Directors in the preparation of the reports referred to in article twenty-eight (28) section four (IV) subsection d) and e) of the Securities Market Law.

g)
Supervise that the transactions referred to in article twenty-eight (28) section three (III) and forty-seven (47) of the Securities Market Law are carried out pursuant to the terms of said provisions as well as with the policies deriving therefrom.

In relation with the transactions to be undertaken with Related Parties, the Committee members shall consider the prices and conditions relevant in the corresponding goods and services markets, taking care these are made in terms that, in the opinion of said members, are not far from those that would be entered with parties that were not Related Parties.

As far as the sale of commercial radio time to Related Parties, the criteria that shall be applied by the Committee shall be that of availability, with the purpose of assuring that the corresponding radio stations do not have spare capacity, even in those cases in which the transactions are entered into at prices different than market prices.

h)
Request the opinion of independent experts in those cases in which it so deems convenient for the adequate performance of their functions or when required pursuant general provisions set forth under the Securities Market Law.

i)
Request executive officers or the employees of the Company or of its controlled entities reports related to the preparation of the financial information and any other that it may deem convenient or necessary for the performance of its functions.

j)
Investigate any possible breach known to it, to the transactions, guidelines and operation policies, internal and audit control systems and accounting registry, whether of the Company or its controlled entities for which it shall sample the documents registries, and other evidence in the degree and extension that may be necessary to perform such surveillance.

k)
Receive observations made by shareholders, directors, executive officers, employees and in general, from any third parties with respect to the matters referred in the above section, as well as to perform the actions that it deems necessary in relation to such observations.

l)	Request periodic meetings with executive officers as well as the delivery of any type of information related to internal control and internal audit of the Company or its controlled entities.

m)
Inform the Board of Directors of material irregularities detected as a consequence of the performance of their duties and, as the case may be, of the corrective measures adopted or proposed to be applied.

n)	Call shareholders’ meetings and request that the agenda include those items it considers pertinent.

o)
Verify that the Chief Executive Officer complies with the resolutions of the shareholders’ meetings and of the Board of Directors’ meetings pursuant to the instructions that in its case are issued by the shareholders’ meeting or Board of Directors’ meetings.

p)
Ensure that internal controls and mechanisms are set up to allow the verification of the acts and transactions of the Company and its controlled entities pursuant to the applicable laws, as well as implementing methodologies that allow it to review compliance with the above.

q)	All others set forth under the Securities Market Law or that are provided for under these by-laws pursuant to the authority granted to it by the Securities Market Law.

TWENTIETH-SECOND.  The Chairpersons of the Corporate Practices and Audit Committees respectively, shall be appointed and/or removed exclusively by the shareholders meetings. Said Chairpersons shall not be able to preside over the Board of Directors and shall be selected based on their experience, capacity and professional prestige. Likewise, they shall prepare an annual report on the activities corresponding to said Committees and submit it to the Board of Directors. Said report shall, at least, include the following elements:

I.          The report of the Chairman of the Corporate Practices Committee shall include the following information:

a)         The observations with respect to the performance of executive officers.

b)         The operations with related parties during the relevant period, detailing the characteristics of relevant operations.

c)         The economic packages or integral remuneration of the individuals referred to in article twenty-eight (28) section three (III) subsection d) of the Securities Market Law.

d)         Waivers granted by the Board of Directors pursuant the terms of article twenty-eight (28) section three (III) subsection f) of Securities Market Law.

II.         The annual report of the Chairman of the Audit Committee shall include the following information:

a)         The status of the internal control and internal audit system of the Company and its controlled entities, and if applicable, the detail of its deficiencies and failures, as well as the matters that require improvement thereto, considering the opinions, reports, notices and external audit report, as well as the reports issued by the independent experts that provided their services during the period covered by the report.

b)         Mention and follow-up of the preventive and corrective measures set forth based on the results of the investigations related with the non-compliance of policies and operation guidelines and of accounting registry, whether of the same Company or its controlled entities.

c)         Evaluation of the performance of the Company providing external audit services, as well as of the external auditor in charge of the same.

d)         The description and valuation of additional or complementary services that, if applicable, are provided by the Company in charge of carrying out the external audit, as well as the ones provided by independent experts.

e)         The main results of the revisions to the financial statements of the Company and of its controlled entities.

f)         The description and effects of amendments to accounting policies approved during the period covered by the report.

g)         The measures adopted in virtue of the observations considered relevant, performed by shareholders, directors, executive officers, employees and in general by any third party, regarding the accounting, internal controls and related matters with the internal audit or external audit, or else, derived from the claims carried out based on facts that are considered irregular regarding the administration.

h)         The follow-up of the agreements of the shareholders’ meetings and Board of Directors’ meetings.

For the preparation of the reports referred under article forty-three (43) of the Securities Market Law, as well as of the opinions set forth under article forty-two (42) of said Law, the Corporate Practices and Audit Committees shall listen to the executive officers; should any different opinion arise regarding said executive officers, said differences shall be included in the abovementioned reports and opinion.

TWENTIETH-THIRD.  The members of the Audit and Corporate Practices Committees shall hold their office for one year, unless they are substituted by the Board of Directors or the shareholders meeting, but, in any case, they shall remain on their office until the person appointed to substitute them takes possession of said office; the members of the Committee may be reelected and shall receive the compensation determined by the Board of Directors, or the shareholders meeting if applicable.

TWENTIETH-FOURTH.  The Committees shall act as collective bodies. They shall not carry out management activities or any activities reserved under the law or pursuant to these by-laws to the shareholders meeting or Board of Directors. Their authorities may not be delegated to individuals, without prejudice that the Committee appoints a person for the execution of concrete acts.

TWENTIETH-FIFTH.  The representative of the external auditor may be called to the meetings of the Audit Committee, who shall attend to the same with voice but with no vote thereto.

TWENTIETH-SIXTH.  The Audit and Corporate Practices Committees shall establish a calendar according to which they shall meet, and notwithstanding the above, they may meet at any other time per request thereto by any of its members. The calls to meeting of said Committees shall be executed by their Chairman and secretary or assistant secretary, if applicable, and shall be sent at least five (5) calendar days prior to the date of the meeting to the domicile of the members of the corresponding Committee or to the place the members themselves establish in writing, by electronic mail confirmed by courier with acknowledgement of receipt thereto, postage prepaid, or in any other manner that assures the reception thereto by its addressee.

TWENTIETH-SEVENTH. A minute shall be drafted for each meeting of the Audit and Corporate Practices Committees, respectively, which shall include the name of the attendants, the corresponding arguments, the manner in which the vote was exercised thereto and the resolutions approved. The minutes shall be drafted by the secretary or assistant secretary of the same Committee. The resolutions of the Committee shall be notified to the Board of Directors.

TWENTIETH-EIGHTH. In order for the meetings of the Audit and Corporate Practices Committees to be valid, the same shall have a quorum of at least the majority of its members. The Committee shall approve its resolutions by majority of votes thereto.

TWENTIETH-NINTH.  Furthermore, the Board of Directors shall have the support of an Executive Committee, which shall be formed by a minimum of five (5) and maximum seven (7) regular members and, if applicable, the corresponding alternates. The members of the Executive Committee shall be directors and shall be appointed for said office by the general ordinary shareholders meeting, through simple majority of votes thereto, among the regular and alternate directors that have been appointed in said meeting.

Except as provided under this clause, the Executive Committee shall be formed and shall act in accordance with the same rules that are applicable to the performance of the Board of Directors and shall have those authorities granted thereto by the general ordinary shareholders meeting, except regarding the authorities provided under paragraphs (n), (o) and (q) of clause Eighteenth, which may only be exercised by the Board of Directors of the Company.

Members of the Executive Committee shall act invariably as a collective body, therefore its authorities may not be delegated to individuals, such as directors, managers, delegated directors, attorneys-in-fact, or similar, provided, however, that said limitation shall not be applied to the execution of concrete acts by persons appointed for said purposes by the same Executive Committee at the moment of validly approving a resolution.

The Executive Committee shall notify the Board of Directors with at least three (3) calendar days prior to the date of any ordinary meeting of the same Board, regarding its activities carried out, and shall inform the same Board, within three (3) calendar days upon its acknowledgement thereto, of all facts or acts that may be transcendental for the Company and that pursuant its opinion so require it; and

The Executive Committee may appoint a secretary, who shall not be required to be a director of the Company.

THIRTIETH. The activities of management, direction and execution of the Company’s businesses and of its controlled entities, shall be the responsibility of the Chief Executive Officer, in accordance with the terms set forth under this article, subject thereby to the strategies, policies and guidelines approved by the Board of Directors.

The Chief Executive Officer, as the fulfillment of his/her functions, shall have the broadest authority required to represent the Company regarding acts of administration and lawsuits and collections, including special authority that may require special clause thereto in accordance with applicable laws. Regarding acts of domain, the same shall be subject to the provisions set forth under article twenty-eight (28) section seven (VIII) of the Securities Market Law.

The Chief Executive Officer, without affecting the terms previously set forth, shall:

I.           Submit to the approval of the Board of Directors the business strategies of the Company and its controlled entities, based on the information these last ones may provide thereto.

II.         Comply with the agreements of the shareholders meetings and meetings of the Board of Directors, in accordance with the instructions, that if applicable, are provided by the same meeting or the referred Board.

III.        Propose to the Audit Committee, the guidelines of the internal control system and internal audit system of the Company and its controlled entities, as well as execute the guidelines approved for such purpose by the Company’s Board of Directors.

IV.        Sign the relevant information of the Company, along with the executive officers responsible for its drafting, in the competent area.

V.         Disclose the relevant information and events that shall be disclosed to the public, subject to the terms of the Securities Market Law.

VI.        Comply with the provisions regarding the execution of acquisition transactions and the placement of shares of the Company.

VII.       Execute on its own or through an authorized delegate, within the scope of his/her authority or by virtue of instructions thereto by the Board of Directors, the corrective and liability actions that may result applicable.

VIII.     Verify that the contributions of capital are carried out by the partners, if applicable.

IX.        Comply with legal requirements, as well as requirements established under the by-laws regarding the dividends paid in favor of the shareholders.

X.         Ensure that the accounting, registry, filing or information systems of the Company are maintained.

XI.        Draft and submit before the Board of Directors the report referred to under article one hundred and seventy-two (172) of the General Law of Commercial Companies, except for the provisions set forth under paragraph b) of such article.

XII.       Set forth mechanisms and internal controls that allow to verify that all acts and transactions of the Company and its controlled entities, have complied with applicable regulations, as well as follow-up on the results of said mechanisms and internal controls and take all measures that may result necessary thereto.

XIII.     Execute liability actions that the Securities Market Law refers to, against related persons or third parties that may have caused a damage to the Company or its controlled entities or entities in which the Company has significant influence, except if said damage is not deemed relevant by the Board of Directors of the Company and prior opinion from of the Committee in charge of audit.

XIV. All other as provided under the Securities Market Law or under the Company’s by-laws, in accordance with the functions set forth thereto by the Securities Market Law.

THIRTIETH-FIRST. The Chief Executive Officer in order to exercise his functions and activities, as well as to duly comply with the obligations that this or any other laws provides, thereto, shall receive support from the executive officers appointed thereto and of any employee of the Company or its controlled entities.

The Chief Executive Officer, on the management, direction and execution of the Company’s businesses, shall provide whatever is necessary in order for its controlled entities to comply with the terms set forth under article thirty-one (31) of the Securities Market Law.

Reports regarding financial statements and financial, administrative, economical and legal information referred to under article one hundred and four (104) of the Securities Market Law, shall be executed, at least, by the Chief Executive Officer and all other executive officers that are in charge of the finance and legal areas or their equivalents, within the scope of their corresponding authorities.

Furthermore, this information shall be submitted to the Board of Directors for its consideration, and if applicable, for its approval with the supporting documents thereto.

THIRTIETH-SECOND. The Chief Executive Officer and all other executive officers shall be subject to the terms provided under article twenty-nine (29) of the Securities Market Law, regarding their corresponding authorities, therefore the same shall respond for all damages arising from the activities that correspond to them. Furthermore, liability exclusions and limitations provided under articles thirty-three (33) and forty (40) of the Securities Market Law shall result applicable thereto.

Likewise, the Chief Executive Officer and all other executive officers shall be liable of all damages caused to the Company or to its controlled entities in virtue of:

I.           The failure to take care in a timely and diligent manner, in virtue of causes imputable thereto, of the requests of information and documents that within their authorities are required by the directors of the Company.

II.         Submitting or disclosing, knowingly, false information or which induces to error.

III.        The occurrence of any of the conducts provided under articles thirty-five (35), sections III and IV to VII and thirty-six (36) of the Securities Market Law, apply thereto the terms provided under article thirty-seven (37) to thirty-nine (39) of the Securities Market Law.

TITLE EIGHTH

SHAREHOLDERS MEETING

THIRTIETH-THIRD.  The shareholders’ meeting is the supreme body of the Company and its resolutions shall be binding for all shareholders even for those absent or dissident thereto.

THIRTIETH-FOURTH.  Shareholders’ meeting shall be ordinary, extraordinary and special and each of them shall deal with the following matters:

(a)         Ordinary meetings shall meet to deal with any of the matters referred to in articles one hundred and eighty (180) and one hundred and eighty-one (181) of the General Law of Commercial Companies and all other matters contained in the agenda and which in accordance with the law or these by-laws are not expressly reserved to an extraordinary or special shareholders’ meeting.

Also to be submitted for the consideration of the ordinary general shareholders’ meeting, for each fiscal year, the maximum amount of resources that the Company can use for the purchase of its own shares a report regarding the behavior of the purchase and sale of its own shares, and another report of the performance of the Audit Committee, without applying the prohibition set forth under the first paragraph of article one hundred and thirty-four (134) of the General Law of Commercial Companies, and in compliance with the terms provided under article fifty-six (56) of the Securities Market Law.

(b)         Extraordinary meetings shall be those held to deal with any of the matters set forth under articles one hundred and eighty-two (182) of the General Law of Commercial Companies.

(c)         Those meetings held to deal with matters of the exclusive interest of a special series of shares shall be special shareholders’ meetings.  Also, those meetings held by the shareholders holding shares of limited voting rights or shares with restricted vote that the Company may issue, to deal with matters that correspond to them according to these by-laws shall also be special shareholders’ meetings.  These meetings must be held at least once a year prior to the holding of the annual general ordinary shareholders’ meeting.

THIRTIETH-FIFTH.  Shareholders’ meetings shall be subject to the following rulings:

(a)         Except for provisions otherwise contained herein, shareholders’ meetings may be held when deemed convenient by the Board of Directors, through its Chairman, regular or alternate secretary, or at the request of shareholders holding shares which, at least, represent ten percent (10%) of the capital stock of the Company represented by voting shares, including those of limited or restricted voting rights or by any shareholder in the events provided for by article one hundred and eighty-five (185) of the General Law of Commercial Companies.

(b)         General ordinary meetings must be held at least once every year within the four months following the end of each fiscal year in order to comply with provisions set forth under the General Law of Commercial Companies; additionally it shall meet to approve the transactions the Company or its controlled entities wish to carry out, in a period of a fiscal year, whenever they represent twenty percent or more of the consolidated assets of the Company based on figures that correspond to the end of the immediately preceding quarter, independently of the manner in which they are executed, whether simultaneously or successively, but which in virtue of its characteristics may be considered as one sole transaction.

At such meeting all shareholders that owe shares with voting rights, even limited or restricted voting rights, may be able to vote.

From the moment of the call’s publication for the shareholders’ meeting and until the date set forth for the execution of the meeting, it shall be available for all shareholders, during business days and hours, immediately and free of any charge, the information and documents related with each one of the matters set forth under the agenda.

(c)         All shareholders’ meetings shall be held at the domicile of the Company, except for an act of God or force majeure, but in any case within the national territory.

(d)         The call for any meeting shall be made by the Board of Directors through its Chairman, regular or alternate secretary, in accordance with the provisions of article one hundred and sixty-eight (168), one hundred and eighty-four (184) and one hundred and eighty-five (185) of the General Law of Commercial Companies.

(e)         The call shall be published in the Official Gazette of the Federation which shall be considered the official newspaper of the domicile of the Company or in a newspaper having a wide circulation at the corporate domicile of the Company, at least fifteen (15) calendar days in advance to the date of such meeting.

(f)          The call shall contain, at least, the date, hour and place for the meeting, as well as the agenda therefore and shall be signed by the chairman or the regular or alternate secretary of the Board of Directors or in the absence thereof, by a competent judge according to the provisions of articles one hundred and sixty-eight (168), one hundred and eighty-four (184) and one hundred and eighty-five (185) of the General Law of Commercial Companies.

(g)         Any shareholders meeting may be held without the need of prior call if shareholders holding or representing all the shares entitled to vote at such meeting are present or represented at the time of voting or when it continues from one held before in the events provided for in article one hundred and ninety-nine (199) of the General Law of Commercial Companies.

(h)         Any shareholder may be represented at any shareholders meeting by the person appointed in writing as attorney-in-fact. The persons that attend on behalf of the shareholders in the meetings, shall evidence their capacity by means of a proxy granted under the templates drafted by the Company pursuant the terms provided under the Securities Market Law, which shall comply with the following requirements: (i) provide in a clear manner the name of the Company as well as the respective agenda, (ii) contain space for the instructions that the grantor will provide for the exercise of this power of attorney. The above mentioned formats will be available to the shareholders or their representatives at the offices of the Company on business days and hours, since the date of the publication of the call for any type of meeting. The secretary of the Board of Directors of the Company must verify compliance with the forgoing, and shall inform on that regard to the meeting, of which reference shall be made in the respective minutes.

(i)          Except in the event of a judicial order otherwise, the Company shall only acknowledge as shareholders those individuals or corporations whose names are written in the registry of shares or who evidence their capacity as shareholders by complying with the provisions of article two hundred and ninety (290) of the Securities Market Law.

The registry of shares shall be considered closed three (3) calendar days before the date fixed for the holding of the meeting even though the meeting is adjourned for any reason.

(j)          General ordinary and extraordinary shareholders meetings shall be presided over by the Chairman of the Board of Directors, assisted by the regular or alternate secretary thereof and in the absence of any of them, those directors appointed by the meeting by a simple majority, vote shall act on their behalf as Chairman or secretary, as the case may be.  Special Shareholders’ meetings shall be presided over by the shareholder or representative of the shareholder appointed by a simple majority vote by the shareholders attending such special meeting.

(k)         Before the meeting is convened, the person presiding over it shall appoint from among the members thereof one or more tellers to count the shares represented at the meeting, who shall verify and certify the capacity as shareholder of the Company or as representative of the shareholder of the attending parties and the number of votes each of them is entitled to cast.

(l)          At the request of shareholders with voting rights, including, shares with limited or restricted voting rights representing ten percent (10%) of the shares represented at the meeting, the meeting may be adjourned by three (3) business days, without the need of a new call, regarding any matter that said group of shareholders considers it is not duly apprised of, this right may be exercised just once for the same matter.

(m)        For a general ordinary shareholders meeting held due to first call to be legally convened, at least fifty percent (50%) of Series “A” shares must be represented thereat.  Regarding the second or ulterior call, the general ordinary shareholders meeting shall be considered validly convened whichever the number of Series “A” shares therein is represented.

(n)         To consider that a general extraordinary shareholders meeting is duly convened to deal with matters with respect to which holders of shares with limited or restricted voting rights issued by the Company, are not entitled to vote, held due to the first call, at least seventy-five percent (75%) of Series “A” shares must be represented thereat.  Regarding the second or ulterior call, a general extraordinary shareholders meeting of the kind referred to in this paragraph shall be considered legally convened if attended by at least fifty percent (50%) of Series “A” shares.

(o)         For a general extraordinary shareholders’ meeting to be considered legally convened to deal with matters with respect to which holders of Shares of limited or restricted voting rights issued by the Company, shareholders are entitled to vote, held due to first call, at least seventy-five percent (75%) of the capital stock must be represented thereat.  A general extraordinary shareholders’ meeting of the kind referred to in this paragraph shall be considered legally convened in second or ulterior call if attended by at least fifty percent (50%) of the capital stock.

(p)         Once the existence of a quorum to hold the respective meeting has been proven, the person presiding over it shall declare it legally convened and shall submit to its consideration the items of the agenda.

(q)         All voting shall be by show of hands unless the attending members representing at least the majority of all shares issued and outstanding resolve that the vote be secret.

(r)          Shareholders are entitled to cast a vote for each share at any ordinary, extraordinary or special shareholders’ meeting.

(s)         For the validity of the resolutions adopted at a general ordinary shareholders’ meeting held due to first or ulterior call, the vote of at least the majority of the shares represented at the meeting shall be required.

(t)          For the validity of the resolutions adopted at a general extraordinary shareholders meeting held due to first or ulterior call, the vote of at least fifty (50%) of the outstanding shares entitled to vote at the meeting in question.

(u)         Special shareholders’ meetings shall be subject to the same attendance and voting quorums required for the general extraordinary shareholders meetings.

(v)         Pursuant terms provided under article thirty-eight (38) second section of the Securities Market Law, all shareholders that, individually or jointly, own shares with voting rights, even limited or restricted, that represent five percent (5%) or more of the capital stock of the Company, may execute directly the civil responsibility action against members and secretary of the Board of Directors, as well as regarding executive officers of the Company.

The claimant may compromise on trial the amount of the indemnity for damages as long as he previously submits for the approval of the Board of Directors of the Company the terms and conditions of the corresponding judicial agreement thereto. Should said formality fail to be met it would cause relative nullity.

The exercise of the actions referred under this clause shall not be subject to compliance of requirements set forth under articles one hundred and sixty-one (161) and one hundred and sixty-three (163) of the General Law of Commercial Companies. In any case, said actions shall include the total amount of the responsibilities in favor the Company or its controlled entities or in which it has a significant influence and not only the personal interest of claimants.

The action referred under this clause shall be independent of all other actions that may be exercised by the entities or shareholders of the same in accordance with provisions set forth under article one hundred and sixty-one (161) and one hundred and sixty-three (163) of the General Law of Commercial Companies.

Actions that are intended to enforce responsibility pursuant the terms of this clause, shall prescribe in five years computed from the date in which the act or fact that caused the corresponding economical damage was carried out.

(w)        The holders of the shares with voting rights shares, including with limited or restricted voting rights that represent at least twenty percent (20%) of the capital stock shall be entitled to judicially oppose to the resolutions of the shareholders general meetings, with respect to which they have voting rights without applying the percentage set forth under article two hundred and one (201) of the General Law of Commercial Companies.

(x)         The person acting as secretary shall draft minutes from each shareholders meeting, which shall be contained in the respective minutes book and which shall be signed, at least, by the Chairman and the secretary in office, as well as by the Chairman of the Audit Committee.  Likewise, the secretary of the meeting shall prepare a file containing:

(i)	A copy of the newspapers where the call was published, if any;

(ii)
The powers-of-attorney which had been submitted or a summary thereof certified by the teller or tellers together with the attendance list and the documents evidencing the shareholding of the attendance;

(iii)	The reports, information and all other documents submitted to the meeting; and

(iv)	A copy of the minutes of the meeting.

(y)         If for any reason a legally called meeting is not convened, or if it is convened but the necessary quorum to take resolutions does not exist, this fact and the reason therefore shall be evidenced in the minutes book forming a file in accordance with section (x) above.

TITLE NINTH

FISCAL YEAR, FINANCIAL STATEMENTS, ALLOCATION OF

LOSSES AND PROFITS AND RESERVES

THIRTIETH-SIXTH.  The fiscal year of the Company shall start on the first (1st) day of January and shall end on the thirty-first (31st) day of December of each year, exception made of the last fiscal year which shall start on the first day of January of the respective year to the date on which this Company ceases its existence for any reason.

THIRTIETH-SEVENTH.  At the end of each fiscal year the report referred under article one hundred and seventy-two (172) of the General Law of Commercial Companies must be completed within the three (3) months following the end of each fiscal year. From the net profits that result once the balance has been approved by the shareholders meeting, the following distribution shall be carried out:

a)	At least five percent shall be separated for a legal reserve fund, in accordance with terms provided under article twenty (20) of the General Law of Commercial Companies.

b)	Any other amount in order to create any other fund approved by the general shareholders meeting shall be separated; and

c)	The shareholders meeting shall agree the manner to dispose of the remaining profits.

All dividends not collected within five years computed as of the date in which its payment was enforceable shall be considered as waived and prescribed in favor of the Company in accordance with valid laws thereto.

THIRTIETH-EIGHTH.  Shareholders shall only be liable for the amount of their contributions to the Company. Should any losses exist thereto, the same shall be absorbed firstly by legal reserve funds and special provisions; should the same fail to exist or to be sufficient, by the stock reserve fund and once the same is finished they shall be  covered by the capital stock.

THIRTIETH-NINTH.  Founders of the Company do not reserve any special participation in the profits of the Company.

TITLE TENTH

DISSOLUTION AND LIQUIDATION OF THE COMPANY

FORTIETH. The Company shall be dissolved in the events listed in article two hundred and twenty-nine (229) of the General Law of Commercial Companies.

FORTIETH-FIRST. The liquidation of the Company must be subject to the provisions of Chapter Eleventh (XI) of the General Law of Commercial Companies. The extraordinary shareholders meeting resolving the dissolution of this Company shall determine the number of liquidators and how they shall act.

FORTIETH-SECOND.  During the liquidation process of the Company, the liquidators shall have the same authority and obligations the Board of Directors of the Company has during the normal term or existence of the Company.

FORTIETH-THIRD.  While the appointment of liquidators has not been registered in the Public Registry of Commerce and they have not taken office, the Board of Directors and the officers of the Company shall continue in office, only for the purposes of article two hundred and forty-two (242) of the General Law of Commercial Companies, but they may not start new operations.

TITLE ELEVENTH

CANCELLATION OF THE SHARES REGISTRY BEFORE THE NATIONAL
REGISTRY OF SECURITIES

FORTIETH-FOURTH.  In the event of cancellation of the Company’s shares registry at the National Registry of Securities the procedure provided under article one hundred and eight (108) of the Securities Market Law shall be met.

FORTIETH-FIFTH. In the event of cancellation of the Company’s shares registry before the National Registry of Securities, either by request of the Company itself or by resolution taken by the National Banking and Securities Commission under the terms of the Securities Market Law, prior to cancellation, the shareholders holding the majority of the ordinary shares or that are entitled to, pursuant any title thereto, to impose decisions in the general shareholders meeting or of appointing the majority of the members of the Board of Directors of the Company the (“Controlling Shareholders”) shall make a tender offer for the shares.

In the event that, after the tender offer has been made and prior to the cancellation of the shares registry before the National Registry of Securities, the Controlling Shareholders holding the control of the Company fail to acquire one hundred percent (100%) of the paid-in capital, they shall place in trust for a minimum period of six (6) months the necessary funds for the exclusive purpose to buy at the same price the shares of those investors that did not attend to the offer. The terms and conditions of the above-mentioned trust, must be disclosed in the corresponding booklet.

The tender offer referred to in the above-mentioned paragraphs shall be carried out at least at the higher price of either the quotation value at the Mexican Stock Exchange, in accordance with the following paragraph, or the book value of the share, pursuant to the last quarterly report filed before the National Banking and Securities Commission and the Mexican Stock Exchange prior to the offer, except when said value has been modified pursuant to the criteria applicable to determining the relevant information, in which case, the most recent financial information available to the issuer shall be taken into account and a certificate shall be submitted form an officer of the issuer duly authorized regarding the book value computation thereto.

The quotation value before the Mexican Stock Exchange shall be the average price for the trading volume that has been carried out during the last thirty (30) days in which the shares of the issuer have been traded, prior to the date of the offer, during a period that cannot exceed six (6) months.  In the event that the period in which the shares were traded is less than thirty (30) days, the actual number of days in which the shares were traded will be taken into account.  If the shares are not traded within such period, the book value of the shares will be used.

In the event that the offer involves more than one series of shares, the average mentioned in the preceding paragraph shall be determined for each series of shares to be cancelled, taking as the quotation value for the purchase offer of all series the higher average.

The Board of Directors of the Company, no later than on the tenth business day following the date of the tender offer, shall provide, considering the Corporate Practices Committee’s opinion, and disclosing to public investors through the Mexican Stock Exchange and pursuant to the terms and conditions set forth by said body, its opinion regarding the price of the offer and the conflicts of interest that, if applicable, each one of its members has regarding the offer. The opinion of the Board of Directors may be provided jointly with another opinion issued by an independent expert hired thereto by the Company. Also, members of the Board of Directors and the Chief Executive Officer of the Company, shall disclose to the public, along with said opinion, the decision they will resolve upon regarding their securities.

In the event that Controlling Shareholders obtain the consent of shareholders representing at least ninety-five percent (95%) of the capital stock of the Company, by a resolution adopted at a shareholders meeting, and the price offered for the shares in accordance with this clause Fortieth Fifth is less than three hundred thousand (300,000) investment units, it will not be necessary for the Controlling Shareholders to conduct a tender offer in order to carry out the registry cancellation. The above-mentioned terms, in the understanding that in order to request and obtain the cancellation, the issuer shall create the trust referred to under the second paragraph of this clause and must notify the cancellation and creation of the trust through “SEDI.”

The terms provided herein shall also be applicable to the ordinary participation certificates representing the share as well as to the certificates representative of two (2) or more shares of one or more series of shares of the issuer thereto.

Controlling Shareholders may request authorization from the National Banking and Securities Commission, considering the financial situation and estimations of the issuer, to use a different basis for the determination of the price in accordance with terms set forth under the third paragraph herein, provided that the consent of the Board of Directors is granted along with the prior favorable opinion of the Corporate Practices Committee containing the reasons for establishing a different purchase price, together with the report of an independent expert evidencing that the price is reasonable.

In order to amend this clause, it will require the vote of at least ninety-five percent (95%) of the capital stock and the prior approval of the National Banking and Securities Commission.

TITLE TWELFTH

LEGISLATION AND JURISDICTION

FORTIETH-SIXTH. For the construction and compliance of these by-laws, the shareholders expressly submit themselves to the jurisdiction of the Courts of Mexico City, Federal District, and therefore waive any other jurisdiction that could correspond thereto by virtue of domicile. Likewise, regarding all terms that were not expressly provided herein, the provisions of the General Law of Commercial Companies shall supplementary apply as well as all other applicable laws.